Filed Pursuant to Rule 433

Registration No. 333-191021

Term Sheet

December 8, 2014

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A1 (stable outlook) Standard & Poor’s Ratings Services: A+ (stable outlook)

CUSIP/ISIN:	02665WAR2 / US02665WAR25

Trade Date:	December 8, 2014

Original Issue Date:	December 11, 2014

Stated Maturity Date:	December 11, 2017

Principal Amount:	$500,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	LIBOR

Designated LIBOR Page:	Reuters Page LIBOR01

Index Maturity:	3 Month

Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on December 9, 2014 plus the Spread, accruing from December 11, 2014.

Initial Interest Reset Date:	March 11, 2015

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Date:	The second London Banking Day preceding each Interest Reset Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each March 11, June 11, September 11 and December 11, beginning on March 11, 2015, and on the Stated Maturity Date

Spread:	+31 bps

Designated LIBOR Currency:	U.S. dollars

Price to Public:	100%

Commission:	0.225%

Net Proceeds to Issuer:	99.775% / $498,875,000

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following; provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	New York and London

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.

DTC Number:	355

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated February 12, 2014 and the related prospectus dated September 5, 2013; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or RBS Securities Inc. toll-free at 1-866-884-2071.

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